EXHIBIT 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into as of the day of April 29th, 2014, by and between Hollister & Blacksmith, Inc., a Colorado corporation (the “Corporation”) and Ellis Smith (the “Executive”) as follows:

WITNESSETH:

WHEREAS, the Executive is currently serving as the Chief Development Officer of the Corporation; and

WHEREAS, the parties hereby desire to enter into this Agreement to set forth the terms and conditions for the employment relationship of the Executive with the Corporation; and

WHEREAS, the Board of Directors of the Corporation (the “Board”) has approved and authorized the Corporation's execution and entry into this Agreement with the Executive; and

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Incorporation of Recitals. The above recitals are hereby incorporated into and made a part of this Agreement.

2. Term. Employment shall be for a term commencing on the date hereof and expiring five (5) years from the date hereof, unless terminated earlier pursuant to Section 7 hereof. Notwithstanding the previous sentence, this Agreement and the employment of the Executive shall be automatically renewed (subject to Section 7) for successive one-year periods upon the terms and conditions set forth herein, commencing on the fifth anniversary of the date of this Agreement, and on each anniversary date thereafter. For purposes of this Agreement, any reference to the “term” of this Agreement shall include the original term and any extension thereof.

3. Employment of the Executive/Duties of the Executive.

(a)                     The Corporation hereby agrees to employ the Executive as Chief Development Officer of the Corporation and the Executive hereby agrees to be employed by the Corporation in such capacity upon the terms and conditions herein set forth.

(b)                      The Executive shall serve as Chief Development Officer of the Corporation, reporting to the Board. The Executive shall devote business time, efforts, attention, skill and energy to the Company's business as Executive deems necessary to fulfill his responsibilities. During the term of this agreement the Executive may serve as an officer, director or otherwise participate in educational, welfare, social, religious and civic organizations. The Executive shall endeavor to devote a minimum of 40 hour per week of his time to the Corporation.

(c)                       Executive agrees that he will at all times faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms of this Agreement, to the reasonable satisfaction of the Company.

(d)                      Before the end of each of the Company's fiscal years, the Executive shall meet with the Board to set agreed management performance objectives for the Executive for the upcoming year which shall be formally reviewed annually, with informal reviews to be performed from time to time throughout the year.

4. Compensation; Base Salary; Bonuses; Milestones.

(a)                       During the term of this Agreement, the Corporation shall pay to the Executive a base salary in the amount set forth in Schedule A per annum (“Annual Base Salary”), which Annual Base Salary may be adjusted from time to time by the Corporation, payable in equal bimonthly installments and in the manner consistent with the Corporation's general policies regarding compensation of executive employees.

(b)                      The Board (or a committee of the Board) shall review Executive's Annual Base Salary compensation quarterly for the first year and annually thenceforth at the conclusion of the Company's fiscal year, and make a recommendation for any adjustment to the then-current Base Salary. Subject to the immediately preceding sentence, the actual increase in Executive's Annual Base Salary shall be made within the Board's sole judgment and discretion and shall be based, in part, on an analysis of total compensation paid to Executive officers of comparable entities within this region and any other criteria the Board determines are appropriate.

(c)                       After the first year of this Agreement, if the Board authorizes cash incentive compensation to the other executive officers of the Corporation, the Executive shall be eligible to participate in such plan, program or arrangement as determined by the Board in its sole discretion.

(d)                      The Board (or a committee of the Board) shall review Executive's performance at the conclusion of the Company's fiscal year, and make a recommendation for any annual incentive bonus compensation for the Executive. Any bonus shall be paid to the Executive in a lump sum no later than April 15th of the year following the year in which the bonus compensation was earned. Subject to the immediately preceding sentence, the amount of any such bonus, as determined by the Board in the exercise of its reasonable discretion will be based on, among other things, the Company's performance for the completed fiscal year (December 31) as reflected by such factors as gross revenue, net profits, and achievement of specific predetermined goals, including without limitation development of a strategic acquisition and organic growth plan. Executive shall also be eligible to participate in such other bonus or incentive compensation programs as may be established by the Company for other executives.

5. Executive Benefits.

(a)                       In addition to the compensation described in Section 4, the Corporation shall make available to the Executive, subject to the terms and conditions of the applicable plans, including without limitation the eligibility rules, participation for the Executive and the Executive eligible dependents contingent for the corporation to operate and not impact operations and maintain all liabilities in the Corporation-sponsored employee benefit plans or arrangements and such other usual and customary benefits now or hereafter generally available to employees of the Corporation. If approved by the board benefit plans will include health insurance, Life insurance, disability insurance, and all other normal and customary benefits such as paid vacation. Executive shall also be entitled to participate in, or enjoy the benefit of, any other fringe benefits or prerequisites that are now or may be or become applicable to the Corporation's executive employees, including any executive stock option plan or program adopted for executive officers of the Company. The Corporation is not obligated to provide or continue any of these benefits and may on an executive group basis, without prior notice, discontinue any benefit already provided or as may be provided in the future, within the exclusive discretion of the Board, however in such event the Executive shall be entitled to received any benefits, accrued but unpaid as of the effective date of any such discontinuance of benefits.

(b)                      In the event of Change in Control, as hereafter defined, or involuntary termination of the Executive's employment hereunder, any unvested stock option of the Executive will immediately vest. For purposes of this Agreement, a “Change in Control” will be deemed to have occurred is there is a merger or consolidation of the Corporation, or any sale, lease or exchange of all or substantially all of the consolidated assets of the Corporation and its subsidiaries (if any) to any other entity or person, and (a) in the case of a merger or consolidation, if the voting stockholders of the Corporation before the transaction hold less than fifty-one percent (51%) of the voting common stock of the survivor of such merger or consolidation or its parent corporation, or (b) in the case of a sale, lease or exchange, the Corporation does not own at least fifty-one percent (51%) percent of the voting common stock of the other entity. However, no “Change in Control” will be deemed to have occurred if Executive is part of the purchasing group that consummates the Change in Control transaction.

(c)                       Executive is entitled to twenty one (21) days of paid time off (“Paid Time Off') per year, in addition to the Company's normal holidays. Paid Time Off will be scheduled taking into account the Executive's duties and obligations at the Company. Sick leave, holiday pay and all other leaves of absence will be in accordance with the Company's stated personnel policies. In the event the Executive's employment is terminated for any reason, Executive shall have the right to compensation for any un-used Paid Time Off for the last twenty four months.

6. Expenses. The Corporation shall also pay or reimburse the Executive for reasonable and necessary expenses incurred by the Executive in connection with his duties on behalf of the Corporation, including, but not limited to all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Corporation, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Corporation. Executive shall be entitled to parking expenses (excluding violations) when on the job, be it at the office or while on business trips.

7. Termination.

(a)                  Either party to this Agreement may give the other party written notice of such party's intention to terminate this Agreement and the employment of the Executive at least ninety (90) days prior to the end of the initial or an extended term.

(b)               The Corporation may, subject to applicable law, terminate this Agreement by giving the Executive Six (6) months notice if the Executive incurs a condition that prevents Executive from carrying out his essential job functions for a period of Nine (9) months or longer. The incapacity of the Executive as described in the preceding sentence shall be determined by a medical doctor mutually selected by the Corporation and the Executive or Executive's representative.

(c)                    Any other provision of this Agreement notwithstanding, the Corporation may terminate Executive's employment without notice and without any further compensation obligations, (except his accrued benefits and any benefit continuation or conversion rights he may have under the terms of the benefit plan or applicable law) including without limitation any severance pay, if the termination is based on a material violation of this Agreement, fraud, embezzlement, securities law violation, other gross misconduct which causes material economic damage to the Corporation or material damage to the business reputation of the Corporation, or an intentional breach of the confidentiality, non-solicitation and non-competition provisions set forth herein. For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Corporation

(d)                      Should the Corporation terminate the Executive's employment for any reason other than those listed in Section 7(c) above, after 12 Months of employment or in the event there is a change in the majority of the directors of the Company, or the sale of a controlling interest in the stock (other than the contemplated merger with Brazil Interactive Media) of the Company or sale of substantially all of the assets of the Company's operating subsidiaries, the Executive shall be paid as severance (a) an amount equal to Five (5) years Base Salary at Executive's then current compensation less customary withholdings, payable in twelve equal installments on the first day of each calendar month beginning on the first day of the first month after his termination, plus his accrued benefits and any benefit continuation or conversion rights he may have the terms of the Corporation's benefit plans or applicable law. This severance pay shall be doubled if the Executive is terminated as a result of a Change in Control of the Corporation or any subsidiary of the Corporation. The Corporation shall have no other compensation obligations to the Executive.

(e)                       Employment and any further compensation obligations, pursuant to this Agreement will be deemed terminated upon the death of the Executive, except for any compensation obligation that has vested prior to the death of the Executive.

(f)                       If the Corporation requires the Executive to relocate, without Executive's consent, to an office more than Fifty (50) miles from which Executive conducted business as of the date of this Agreement the Executive may resign his position and terminate his employment hereunder and, in such event, if the Executive so resigns, (i) he shall receive the severance and other entitlements provided under Section 7(d) above and (ii) all unvested options issued to Executive, if any, shall vest immediately.

(g)                      The Executive agrees that after his employment with the Corporation has terminated Executive will provide, upon reasonable notice, such information and assistance to the Corporation as may reasonably be requested by the Corporation in connection with any litigation in which it or any of its affiliates is or may become a party; provided, however, that the Corporation agrees to reimburse the Executive for any related expenses, including travel expenses.

8. Confidentiality, Non-solicitation and Non-competition Agreement.

(a)                       Acknowledgment. The Executive acknowledges that in the course of his employment by the Corporation, he will or may have access to and become informed of confidential and secret information which is a competitive asset of the Corporation (“Confidential Information”) including, without limitation: (i) the terms of any agreement between the Corporation and any employee, customer or supplier; (ii) pricing strategy; (iii) merchandising and marketing methods; (iv) product development ideas and strategies; (v) personnel training and development programs; (vi) financial results; (vii) strategic plans and demographic analyses; (viii) proprietary computer systems software; (ix) customer information and lists; and (x) any non-public information concerning the Corporation, its employees, suppliers or customers. The Executive agrees that he will keep all Confidential Information in strict confidence during the term of his employment by the Corporation and thereafter, and will never directly or indirectly make known, divulge, reveal, furnish, make available, or use any Confidential Information except in the course of his regular authorized duties on behalf of the Corporation. The Executive agrees that the obligations of confidentiality hereunder shall survive termination of his employment at the Corporation regardless of any actual or alleged breach by the Corporation of this Agreement, until and unless any such Confidential Information shall have become, through no fault of the Executive, generally known to the public or the Executive is required by law to make disclosure. The Executive's obligations under this Section 8 are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which the Executive may have to the Corporation under general legal or equitable principles.

(b)                      Confidential Information. Except in the ordinary course of the Corporation's business, the Executive has not made, nor shall Executive at any time following the date of the Agreement, make or cause to make, any copies, pictures, duplicates, facsimiles or other reproductions or recordings or any abstracts or summaries including or reflecting Confidential Information. All such documents and other property furnished to the Executive by the Corporation or otherwise acquired or developed by the Corporation shall at all times be the property of the Corporation and the Executive shall not at any time, directly or indirectly, use or disclose, make known, divulge, reveal or furnish to any person, business, firm or corporation, partnership, or other entity any material including or reflecting Confidential Information. Upon termination of the Executive's employment with the Corporation, the Executive will return to the Corporation any such documents or other property of the Corporation which are in the possession, custody or control of the Executive.

(c)                       Competition. Throughout the period following involuntary termination of employment with the Corporation during which termination payments are being made and accepted by the Executive (hereinafter referred as the “Restricted Period”), the Executive shall not, directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or be a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or consultant to, any person, business, division of a business, firm, corporation, partnership or other entity anywhere in the United States of America which engages in (i) the primary business of the Corporation, and/or (ii) any other principal line of business engaged in or developed by the Corporation or any subsidiary of the Corporation after the date hereof but prior to the date of termination of the Executive's employment with the Corporation in any state or country in which the Corporation or any subsidiary has conducted business during the Measuring Period (hereinafter the “Restricted Business”). The “Measuring Period” shall be the six (6) month period preceding the date of termination of the Executive's employment with the Corporation.

(d)                      Solicitations of Customers. During the Restricted Period, the Executive shall not, directly or indirectly, for his own account or as proprietor, stockholder, member, partner, director, officer, employee, agent or otherwise for or on behalf of any person, business, firm corporation, partnership or other entity other than the Corporation, sell or broker, offer to sell or broker or solicit or assist in the offer to sell or broker or solicit any orders for the purchase of any products or services sold by the Corporation (including any subsidiaries) or its successors or assigns during the Measuring Period (“Products”) to or from any person, corporation or other entity which was a customer of the Corporation at any time during the Measuring Period. For purposes of this Agreement, “customer of the Corporation” means and includes (i) any and all persons, businesses, corporations, partnerships or other entities which: (A) have done business with the Corporation and its successors and assigns as a customer during the Measuring Period, (B) have been contacted by the Corporation, its successors and assigns for the purpose of purchasing products and services, or (C) have preexisting business relationships and/or dealings with the Executive when his employment with the Corporation terminates and (ii) all persons, businesses, corporations, partnerships or other entities which control, or are controlled by, the same person, business, corporation, partnership or other entities which control, or are controlled, by the same person, business, corporation, partnership or other entity which controls any such customer of the Corporation, its successors and assigns. For the purposes of this Agreement, “customers” includes prospective customers and referral sources of customers.

(e)                         Solicitations of Employees. During the one (1) year period following voluntary or involuntary termination of employment with the Corporation (whether or not termination payments are being made) and for the additional time thereafter, if any, during which termination payments are being made, the Executive shall not, directly or indirectly, for his own account or as proprietor, stockholder, partner, director, officer, employee, agent or otherwise for or on behalf of any person, business, firm, corporation, partnership or other entity than the Corporation, its successors or assigns solicit any person who is an employee of the Corporation, its successors and assigns for employment with any person, business, firm, corporation, partnership or other entity other than the Corporation.

(f)                          Cumulative Provisions. The covenants and agreements contained in this Section 8 are independent of each other and cumulative.

(g)                         Binding Effect: Third Party Beneficiaries. The provisions of this Section 8 shall inure to the benefit of the Corporation, its successors and assigns.

(h)                         Remedies for Breach. The Executive further acknowledges and agrees that his obligations under this Agreement are unique and that any breach or threatened breach of such obligations may result in irreparable harm and substantial damages to the Corporation, its successors and assigns and that the Corporation's remedy at law for any such violation would be inadequate. Accordingly, in the event of a breach or threatened breach by the Executive of any of the provisions of this Agreement, the Corporation, its successors and assigns shall have the right, in addition to exercising any other remedies at law or equity which may be available to it under this Agreement.

(i)                           Divisibility. The Executive agrees that the provisions of this Section 8 are divisible and separable so that if any provision hereof shall be held to be unreasonable, unlawful or unenforceable, such holding shall not impair the remaining provisions hereof. If any provision hereof is held to be unreasonable, unlawful or unenforceable in duration, geographical scope or character of restriction of the Executive by any court of competent jurisdiction, it is the express desire and agreement of the Parties that such provisions shall be modified to the extent necessary in order that such provision or portion thereof shall be legally enforceable to the fullest extent permitted by law, and the parties hereto do hereby expressly authorize any court of competent jurisdiction to enforce any such provision or portion thereof or to modify any such provision or portion thereof in order that any such provision or portion thereof shall be enforced by such court to the fullest extent permitted by applicable law.

9. Indemnification.

(a) The Corporation will indemnify the Executive to the fullest extent permitted by the laws of the state of Colorado in effect at that time, or certificate of incorporation and by-laws of the Corporation, whichever affords the greater protection to the Executive. The foregoing notwithstanding, the Corporation shall not indemnify the Executive for acts of his own negligence, willfulness or malfeasance or if the articles of incorporation or by-laws prohibit such indemnification.

(b)                      The Executive shall notify the Corporation in writing as soon as reasonably practicable after being informed in writing of a claim from a third party and in respect of which a right of indemnification given pursuant to this Indemnification Agreement may apply. The Corporation shall have the right to elect, by written notice delivered to the Executive within 10 days of receipt by the Corporation of the notice from the Executive in respect of the claim, at the sole expense of the Corporation, to participate in or assume control of the negotiation, settlement or defense of the claim, provided that: such will be done at all times in a diligent and bona fide matter; the Corporation acknowledges in writing its obligation to indemnify the Executive in accordance with the terms contained in this Agreement in respect of that claim; and the Corporation shall pay all reasonable out-of-pocket expenses incurred by the Executive as a result of such participation or assumption.

(c)                       If the Corporation elects to assume such control, the Executive shall cooperate with the Corporation and its counsel and shall have the right to participate in the negotiation, settlement or defense of such claim at his own expense. If the Corporation does not so elect or, having elected to assume such control, thereafter fails to proceed with the settlement or defense of any such claim in accordance with paragraphs (a) or (b), the Executive shall be entitled to assume such control. In such case, the Corporation shall cooperate where necessary with the Executive and his counsel in connection with such claim and The Corporation shall be bound by the results obtained by the Executive with respect to such claim.

(d)                      If any claim is of a nature such that the Executive is required by applicable law to make a payment to any person (a “Third Party”) with respect to such claim before the completion of settlement negotiations or related legal proceedings, including all legal fees and expenses relating to the defense and negotiation of a claim for which the Corporation has not elected to assume control, the Corporation shall, forthwith after demand by the Executive, make such payment on behalf of the Executive or, if the Executive made such payment, reimburse the Executive for any such payment. If the amount of any liability under the claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Corporation to the Executive, the Executive shall, forthwith after receipt of the difference from the Third Party, pay such difference to the Corporation;

(e)                       Except in the circumstances contemplated by this section 9, and whether or not the Corporation assumes control of the negotiation, settlement or defense of any claim, the Executive shall not settle or compromise any claim except with the prior written consent of the Corporation (which consent shall not be unreasonably withheld). A failure by the Corporation to respond in writing to a written request by the Executive for consent for a period of ten (10) days or more shall be deemed a consent by the Corporation to such request;

(f)                       The Corporation and the Executive shall provide each other on an ongoing basis with all information which may be relevant to the other's liability hereunder and shall supply copies of all relevant documentation promptly as they become available; and

(g)                      Notwithstanding Section 9(c), if the Executive has assumed control of the negotiation, settlement and defense of a claim, the Corporation shall not settle any claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Executive, acting reasonably, have a material adverse impact on the Executive, unless the Executive fails to respond in writing to a written request by the Corporation for consent to the proposed action by the Corporation within ten (10) days. A failure by the Executive to respond in writing to a written request by the Corporation for consent for a period of ten (10) days or more shall be deemed a consent by the Executive to such request.

10. Arbitration. Any dispute between the parties under this Agreement shall be resolved (except as provided below) through informal arbitration by an arbitrator (who is selected as provided below) and under the rules of the American Arbitration Association. The Arbitration shall be conducted under the rules of said Association at the location where the Executive is then employed by the Corporation, provided, however, that the arbitration shall be conducted at the location specified by the Corporation if the Executive's out-of-pocket expenses of travel and lodging are borne by the Corporation. Each party shall be entitled to present evidence and argument to the arbitrator. The arbitrator shall have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions. The arbitrator shall permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator shall give written notice to the parties stating his or their determination, and shall furnish to each party a signed copy of such determination. The expenses of arbitration shall be borne equally by the Executive and the Corporation or as the arbitrator shall otherwise equitably determine.

In the event the services of an arbitrator are required and if the Executive and Corporation are unable within five (5) days after determining such services are required to agree upon the identity of an arbitrator, within ten (10) days thereafter the Executive and Corporation shall each select an arbitrator and the two arbitrators shall select by mutual agreement an arbitrator. If either party fails to select an arbitrator, then the other party shall select the second arbitrator, and an arbitrator shall be selected by mutual agreement of the two arbitrators. In the event the selected arbitrators are unable to agree on an arbitrator, the two arbitrators shall each select an arbitrator from a list of arbitrator provided by the American Arbitration Association and those arbitrators shall mutually agree upon the selection of an arbitrator who will be the arbitrator.

11. Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to such subject matter. Each party to this Agreement acknowledges that no representations, inducements, promises, or other agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof, which are not embodied herein, and that no other agreement, statement, or promise pertaining to the subject matter hereof that is not contained in this Agreement shall be valid or binding on either party. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Corporation. The prior approval by a majority affirmative vote of the full Board shall be required in order for the Corporation to authorize any amendments or additions to this Agreement, to give any consents or waivers of provisions of this Agreement, or to take any other action under this Agreement.

12. Withholding of Taxes. The Corporation may withhold from any amount payable under this Agreement all federal, state or provincial, city or other taxes as the Corporation is required to withhold pursuant to any law or government regulation or ruling.

13. Assignment; Successors and Binding Agreement.

(a)                       Assignment by the Corporation. Subject to the terms of this Agreement, the Corporation may assign this Agreement to any entity merging with or acquiring the Corporation, provided the Corporation's obligations hereunder shall be legal obligations and shall be assumed by such entity, as set forth in subsection 13(c) below.

(b)                      Assignment by Executive. No interest of Executive or his spouse or any other beneficiary under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Executive or his spouse or other beneficiary, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

(c)                       Successors. The Corporation shall require any person or entity which acquired (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) all or a substantial portion of the Corporation's stock or assets, by agreement in form and substance reasonably satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform this Agreement if no such acquisition had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of the Corporation in accordance with the operation of law, and such successor shall be deemed “the Corporation” for purposes of this Agreement. As used in this Agreement, the term “the Corporation” shall include any acquirer of or successor to the Corporation's stock, business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

14. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, or UPS addressed to the Corporation (to the attention of the Secretary of the Corporation) at its principal executive offices and to the Executive at his principal residence, or to such other address as either party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

15. Law and Interpretation. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of Colorado without regard for its conflict of laws provisions. With respect to each and every term and condition in this Agreement, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto. The parties further acknowledge that they have been advised of the implications of the common representation of the Corporation and the Executive by counsel (with regard to the preparation of this Agreement) and the inherent conflicts of interest that may arise out of such common representation. The parties expressly consent to such common representation and waive any claims that they may have as a result of such common representation.

16. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of the Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

17. Survival of Provisions. Notwithstanding any other provision of this Agreement, the parties' respective rights and obligations under Sections 5, 7, 8, 9, 10, 11, 13, 14, 15, 16, 17, 19, 20 and 22 will survive any termination or expiration of this Agreement or the termination of Executive's employment for any reason whatsoever.

18. Legal Fees and Expenses. If any action at law or in equity is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to such costs and reasonable attorney's fees, in addition to any other relief to which that party may be entitled. The term “prevailing party” shall mean that party whose position is substantially upheld in a final judgment rendered in such arbitration or litigation

19. Intellectual Property/Assignment. All ideas, programs, creations, discoveries or inventions, suggestions or improvement by Executive which in any way relate to or connect with any of the Corporation's products, pricing, costs, sales and/or processes shall be the sole property of the Corporation.

20. Waiver. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of such right, power or privilege nor any single or partial exercise of any such right, power, or privilege, preclude any other further exercise thereof or the exercise of any other such right, power or privilege.

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument, notwithstanding that all parties are not signatory to the same counterpart. The exchange of copies of this Agreement and of signature pages by electronic mail or facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by electronic mail or facsimile shall be deemed to be their original signatures for all purposes.

22. Insurance. The Executive shall be indemnified by the Company against liability as an officer and director of the Company and any subsidiary or affiliate of the Company to the maximum extent permitted by applicable law or the By-Laws of the Company, whichever is greater. The foregoing indemnification and directors and officers liability insurance coverage shall continue to apply following termination of the Executive's employment hereunder for Executive's actions and omissions during the period of Executive's employment with the Corporation, except with respect to the Executive's own acts of negligence, willfulness or malfeasance

23. Currency. All references to currencies within this Agreement are in US dollars except where otherwise specified.

24. Headings. Headings in this Agreement are for informational purposes only and will not be used to construe the intent of this Agreement.

IN WITNESS WHEREOF, the parties hereof have executed this Agreement as of the day and year first written.

HOLLISTER & BLACKSMITH, INC.,

a Colorado corporation

/s/ Corey Hollister

By: Corey Hollister, Chief Executive Officer

EXECUTIVE:

/s/ Ellis Smith

Ellis Smith

SCHEDULE A

SALARY

1.	Annual Base Salary of; Seventy Five Thousand Dollars. ($75,000.00)
2.	Executive Incentive Bonus Schedule; Paid to Executive as described in per paragraph 4d A. 5% of net annual income, if net annual income exceeds 1,000,000.00
3.	Compensation to be reviewed quarterly for year one and annually thenceforth.

HOLLISTER & BLACKSMITH, INC.,
a Colorado corporation

By: /s/ Corey Hollister
Corey Hollister, Chief Executive Officer

EXECUTIVE:

By: /s/ Ellis Smith
Ellis Smith

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